Contact:
David K. Waldman/Klea Theoharis
Crescendo Communications, LLC
Tel: (212) 671-1020

For Immediate Release

Paradigm to Present at the Noble Financial
Equity Conference on August 19, 2008

Rockville, Maryland – August 14, 2008 – Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm”), a provider of comprehensive information technology and business solutions for federal government enterprises, today announced that its President and CEO, Peter B. LaMontagne and Senior Vice President and CFO, Richard Sawchak will present at the Fourth Annual Noble Financial M.A.D. MAX Equity Conference at the Loews Lake Las Vegas Resort, Nevada, on Tuesday, August 19th, 2008 at 11:30 A.M. Pacific Time. The presentation will include an overview of the company’s business, followed by a Q&A session.

The presentation will be broadcast live via the Internet and can be accessed from the investor relations section of the company’s website at: http://www.paradigmsolutions.com. It is recommended that interested parties register at least 15 minutes prior to the start of the presentation to ensure timely access. An archive replay of the presentation will also be available on the company’s website for 90 days following the presentation.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a comprehensive information technology and business solutions provider for government enterprises. Paradigm specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Information Assurance and Cyber Forensics solutions for government customers. Paradigm also provides intelligence analyst and linguistic support for National Security programs. Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people across 12 states.

About Noble Financial Group

Noble Financial is a privately-held, full-service capital markets firm driven by what is often overlooked by other firms – uncovering the value embedded in the orphaned, undiscovered or misunderstood company. The company focuses on converting market inefficiencies into profit opportunities. Noble Financial supports emerging companies through strategic advice, investment banking, market-making, sales & trading, comprehensive equity research, and the development of institutional support. Noble Financial’s equity conferences - 2008 marks their fourth annual - allow for a unique blend of professional and personal interaction among a diverse cross-section of executives. The company has operated for 24 years and has offices in Florida, New York City and Boston. Additional information about the conference is available at http://www.noblemadmax.com/.